Exhibit 99.1

Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Acquires Significant

Banana and Pineapple Production Operations in Costa Rica

•	Enhances existing core product platform for expected revenue and earnings growth

•	Increases efficiency and generates significant opportunities for cost-savings synergies

•	Builds scale and strengthens Fresh Del Monte’s infrastructure

CORAL GABLES, Fla. – June 9, 2008 – Fresh Del Monte Produce Inc. (NYSE: FDP) announces that it has acquired the shares of Desarollo Agroindustrial de Frutales, S.A. (“Frutales”), a producer of high quality bananas in Costa Rica; the shares of Frutas de Exportacion, S.A. (“Frutex”), a major provider of gold pineapples in Costa Rica; and the shares of an affiliated sales and marketing company, collectively known as “Caribana.” This transaction further strengthens Fresh Del Monte’s position as one of the world’s leading fresh produce companies. The acquisition cost was $403 million. The Company expects the acquisition to be accretive to earnings in the first year.

“We are enthusiastic about the financial and operating advantages that the acquisition of Caribana creates for Fresh Del Monte Produce, and ultimately, our customers and shareholders,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “Caribana is a natural fit with Fresh Del Monte. Their products perfectly mirror those that we currently offer. This transaction substantially increases Del Monte® branded banana and Del Monte Gold® Extra Sweet pineapple production for us from Central America. Acquiring Caribana dramatically expands our ability to supply high-quality products to our customers in an environment of rapidly rising global demand.”

Mr. Abu-Ghazaleh added, “In addition, Caribana’s production and packing facilities are in close proximity to our existing Costa Rica operations creating significant opportunity for operating synergies. This transaction provides us with a unique opportunity to leverage the extensive experience of our management team to enhance operating efficiencies and accelerate our cost-savings initiatives. The acquisition will allow us to capture savings throughout the supply chain. The combination will increase vessel and warehousing utilization and enhance our ability to capture cost savings in product procurement, inland transportation, administration and raw materials. Efficiency is an ongoing key area of focus for Fresh Del Monte and we believe this transaction is a huge win, particularly in the current economic climate. This deal enhances Fresh Del Monte’s position to capture the attractive opportunities that we have in markets around the world as we aggressively strive to capitalize on rising demand for high-quality, healthful, wholesome and nutritious fresh fruit.”

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Key Strategic and Financial Benefits:

Enhances existing core product platform for expected revenue and earnings growth. The addition of Caribana’s extensive production area substantially increases Fresh Del Monte’s presence in the banana market and further strengthens the Company’s number one position in the gold pineapple market. Caribana sells approximately 18 million boxes of bananas annually. In 2007, Fresh Del Monte purchased approximately 5 million boxes of bananas from Caribana. The acquired gold pineapple production is estimated to be approximately 11 million boxes per year. This transaction firmly positions Fresh Del Monte to capitalize on growing global demand for fresh produce and rapidly expand its reach into existing and new markets.

Increases efficiency and generates significant opportunities for cost-savings synergies. The close proximity of Caribana’s production and packing operations to Fresh Del Monte’s farms provides the potential for significant operating efficiencies and synergies. Cost-savings opportunities range from the ability to optimize the Company’s logistics and warehousing platforms to consolidating administrative functions. Fresh Del Monte also expects to capture cost savings in the procurement of agricultural supplies, production equipment, fertilizers and packaging materials.

Builds scale and strengthens current infrastructure. As a result of the acquisition, Fresh Del Monte’s current land holdings in Costa Rica increased by approximately 13,000 hectares of quality farm land. Many of these farms have obtained prestigious ISO certifications. In the transaction, Fresh Del Monte also acquired state-of-the-art packing facilities, as well as modern farming equipment. Combining Caribana’s farms and production capabilities with Fresh Del Monte’s powerful, vertically integrated infrastructure, allows the Company to significantly enhance its ability to provide the highest quality produce to meet the growing needs of its global customers.

Rabobank International acted as advisor to Fresh Del Monte in this transaction.

About Caribana

The Caribana group is a major producer of bananas in Costa Rica with a management team that has over 25 years of experience in growing bananas for U.S. and European customers. The group is also a well-established pineapple producer that supplies gold pineapples to customers in North America and Europe, sold under the Linda® brand, along with various other brands.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

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FORWARD-LOOKING INFORMATION

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters, including the Company’s expectations about the benefits of the acquisition. Whether the Company will achieve these expectations depends on a variety of factors, including its ability to integrate the acquired businesses into its existing operating structure within the timeframe planned and without significant disruptions to its existing business or the discovery of unanticipated contingencies. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may also differ materially from current expectations as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 20-F for the year ended December 28, 2007 along with other reports that the Company has on file with the Securities and Exchange Commission.

Note to the Editor: This release and other press releases are available on the Company’s Web site, www.freshdelmonte.com.

Contact:	Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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